Exhibit 99.1

SORL Auto Parts Announces Formation of a Special Committee to Evaluate Non-Binding Proposal

ZHEJIANG, China, May 23, 2019 -- SORL Auto Parts, Inc. (SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, today announced that, in response to a preliminary non-binding proposal letter (the “Proposal”), dated April 25, 2019, from Mr. Xiaoping Zhang, the Chairman and Chief Executive Officer of the Company, Ms. Shuping Chi and Mr. Xiaofeng Zhang, directors of the Company, and Ruili Group Co., Ltd. to acquire all of the outstanding shares of the Company not owned by them or their affiliates, the Company has increased the size of its board of directors (the “Board”) from seven (7) to nine (9) and appointed Mr. Xiao Lin and Mr. Binhua Feng as independent directors to fill newly created vacancies. Thereafter, the Board formed a special committee of independent directors (the “Special Committee”) consisting of Mr. Xiao Lin and Mr. Binghua Feng to review, evaluate and negotiate the Proposal and any alternative thereto and to make a recommendation with respect to the Proposal and any alternative thereto.

The Special Committee is in the process of retaining its independent financial advisor and independent legal counsel to assist it in its review, evaluation and negotiation of the Proposal and any alternative thereto.

The Company cautions its shareholders and others considering trading in its securities that neither the Special Committee nor the Board has set a definitive timetable for the completion of its evaluation of the Proposal or to make any decision with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that the Proposal or any other transaction will be approved or consummated.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company’s proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company’s management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company’s control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Phyllis Huang
+86.151.6770.5972
+86.577.6581.7721
phyllis@sorl.com.cn

Investor Relations
sorl@compassbell.com